EXHIBIT 22

PLEDGE AGREEMENT
PLEDGE AGREEMENT, dated as of December 21, 2020, between RCH Holdings Five, Inc., a Delaware corporation (the “Pledgor”), and REV Holdings LLC, a Delaware limited liability company (the “Secured Party”).
BACKGROUND
Concurrently with the delivery hereof, Pledgor is delivering to Secured Party a Promissory Note dated as of even date herewith in the principal amount of $20,786,573 (the “Note”). All obligations of Pledgor to make payments of principal, interest and other payments under the Note are referred to herein as the “Obligations”.
In order to induce the Secured Party to accept the Note, the Pledgor has agreed to pledge and grant a security interest to the Secured Party in the Pledged Collateral (as hereinafter defined).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Pledgor hereby agrees with the Secured Party as follows:
1. Pledge. The Pledgor hereby pledges and grants a security interest to the Secured Party in all of the following (the “Pledged Collateral”): 2,500,000 shares of Class A common stock of Revlon, Inc. (the “Shares”), the certificates representing the Pledged Collateral and all distributions, dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Collateral as well as any and all security entitlements relating to any of the Shares, including, without limitation, all of the entitlements, rights and interests  the Pledgor has in the account titled [__], number [_] (the “Account”) maintained by the Pledgor with Stifel, Nicolaus & Company, Incorporated (“Stifel”) or any successor thereto. Without the prior written consent of the Secured Party, the Pledgor shall not maintain any other account with respect to any of the Shares. Promptly after the execution hereof the Pledgor shall enter into a Control Agreement relating to the Account with the Secured Party and Stifel containing such terms as are satisfactory to the Secured Party.
2. Indebtedness Secured. This pledge is made to secure, and the Pledged Collateral is security for, the payment and performance when due (whether at the date of maturity, by acceleration or otherwise) of the Obligations.
3. Delivery of Pledged Collateral; Financing Statements.
(a) All certificates representing or evidencing the Pledged Collateral, if any, shall be delivered to and held by or on behalf of the Secured Party pursuant hereto and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party. In addition, the Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.
(b) The Pledgor hereby authorizes the Secured Party to file such Uniform Commercial Code financing statements and take such other action as the Secured Party shall determine in order to perfect the security interest granted herein.
4. Representations and Warranties. The Pledgor represents and warrants to the Secured Party that:
(a) The Pledgor has the requisite power and authority to enter into this Agreement, to pledge the Pledged Collateral for the purposes described herein and to carry out the transactions contemplated by this Agreement.
(b) The execution, delivery and performance by the Pledgor of this Agreement has been duly and properly authorized, and does not and will not result in any violation by the Pledgor of any agreement or law applicable to the Pledgor.
(c) This Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
(d) The Pledgor is the direct and beneficial owner of the Pledged Collateral.
(e) This Agreement creates and grants a valid first lien on the Pledged Collateral and the proceeds thereof, and (i) with respect to the portion of the Pledged Collateral that can be perfected by the delivery of the Pledged Collateral to the Secured Party upon such delivery and (ii) with respect to the remainder of the Pledged Collateral, upon the filing of Uniform Commercial Code financing statements in the Secretary of State’s office of the state of formation of the Pledgor, the security interest granted hereby will constitute a perfected security interest in the Pledged Collateral and the proceeds thereof, subject to no prior security interest or other lien.
(f) There are no restrictions on transfer of the Pledged Collateral contained in the organizational documents of the issuer thereof.
5. Covenants. The Pledgor covenants that, until the Obligations shall be paid in full:
(a) The Pledgor will not, without the Secured Party’s consent or except as specified in the following sentence, sell, assign, transfer, convey, or otherwise dispose of its rights in or to the Pledged Collateral or any interest therein; nor will the Pledgor create, incur or permit to exist any security interest or other lien with respect to any of the Pledged Collateral or the proceeds thereof, other than that created hereby. Notwithstanding the foregoing, at such time as no Event of Default has occurred and is continuing, the Pledgor may sell all or any portion of the Pledged Collateral free of the security interest granted herein if (i) such Pledged Collateral is sold for cash equal to the fair market value thereof; and (ii) the proceeds of such sale are applied as a prepayment of the Note in accordance with the terms thereof
(b) The Pledgor shall at any time, and from time to time, upon the written request of the Secured Party, execute and deliver such further documents and do such further acts and things as the Secured Party may reasonably request in order to effect the purposes of this Agreement.
6. Remedies. In case any Event of Default under the Note (an “Event of Default”) shall have occurred and be continuing, the Secured Party may:
(a) Demand, collect, give receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Pledged Collateral (or any part thereof), as the Secured Party may determine in its sole discretion;
(b) Require that all distributions and other amounts payable with respect to the Pledged Collateral be delivered to the Secured Party as additional collateral security for the Obligations; and
(c) Subject to any requirement of applicable law, sell, assign and deliver the whole or, from time to time, any part of the Pledged Collateral for such price or prices and on such terms as the Secured Party in its sole discretion may determine, or as may be required by applicable law.
(d) (i) Exercise, in addition to all other rights and remedies granted to it in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code as from time to time in effect in New York (the “Uniform Commercial Code”). The Secured Party shall apply the net proceeds (to the extent actually received in cash) of any such collection, recovery, receipt, appropriation, realization or sale pursuant to and in the order set forth in Section 8 hereof. If any notice of a proposed sale or other disposition of Pledged Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
(ii) The Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Secured Party to collect such deficiency.
(iii) The Secured Party’s sole duty with respect to the custody of, safekeeping and physical preservation of the Pledged Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Secured Party deals with similar property for its own account.
(e) At the option of the Secured Party, and at the expense of the Pledgor, (i) transfer into Secured Party’s own name, or into the name of its nominee, all or any part of the Pledged Collateral, receiving all dividends, income or other distributions upon the Pledged Collateral, and thereafter the Secured Party may exercise all voting or other control rights with respect to the Pledged Collateral, but no such transfer shall constitute a taking of such Pledged Collateral in satisfaction of any or all of the Obligations unless the Secured Party expressly so indicates by written notice to the Pledgor; (ii) apply to the payment of any of the Obligations, any moneys, including cash distributions and income from any Pledged Collateral, now or hereafter in the hands of the Secured Party, belonging to the Pledgor, as the Secured Party, in its sole discretion, shall determine; and (iii) do anything which the Pledgor is required but fails to do hereunder.
7. Private Sales.
(a) The Pledgor recognizes that the Secured Party may be unable to effect a public sale of any or all the Pledged Collateral, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws or otherwise, and may resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Secured Party shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit an issuer to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
(b) All moneys received by the Secured Party hereunder whether upon sale of the Pledged Collateral or any part thereof or otherwise shall be held by the Secured Party and applied by it as provided in Section 8 hereof. No failure or delay on the part of the Secured Party in exercising any rights hereunder shall operate as a waiver of any such rights nor shall any single or partial exercise of any such rights preclude any other or future exercise thereof or the exercise of any other rights hereunder. The Secured Party shall have no duty as to the collection or protection of the Pledged Collateral or any income thereon nor any duty as to preservation of any rights pertaining thereto, except to apply the funds in accordance with the requirements of Section 8 hereof. The Secured Party may exercise its rights with respect to property held hereunder without resort to other security for or sources of reimbursement for the Obligations. In addition to the foregoing, the Secured Party shall have all of the rights, remedies and privileges of a secured party under the Uniform Commercial Code, regardless of the jurisdiction in which enforcement hereof is sought.
8. Proceeds of Sale.. The proceeds of any collection or sale of the Pledged Collateral shall be applied by the Secured Party as follows:
(a) First, to the payment of all reasonable costs, expenses and charges of the Secured Party, or the reimbursement of the Secured Party for the prior payment of such reasonable costs, expenses and charges incurred in connection with the care and safekeeping of any of the Pledged Collateral or the enforcement of any rights hereunder (including, without limitation, the reasonable expenses of any sale or other proceeding, the reasonable expenses of any taking, reasonable attorneys’ fees and expenses, court costs, any other reasonable expenses incurred or expenditures or advances made by the Secured Party in the protection, enforcement or exercise of its rights, powers or remedies hereunder) with interest on any such reimbursement at the default rate specified in the Note.
(b) Second, to the payment of the Obligations, in whole or in part, in such order as the Secured Party may elect, whether such Obligations are then due or not due.
(c) Third, to such Persons as required by applicable law, including, without limitation, Section 9-615 of the Uniform Commercial Code.
(d) Fourth, to the extent of any surplus thereafter remaining, to the Pledgor.
In the event that the proceeds of any collection, recovery, receipt, appropriation, realization or sale are insufficient to satisfy the Obligations, the Pledgor shall be liable for the deficiency pursuant to its status as the obligor under the Note.
9. Information. The Pledgor will promptly give or cause to be given written notice to the Secured Party of any material notices or other documents received by it with respect to Pledged Collateral.
10. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Pledged Collateral are irrevocable and powers coupled with an interest.
11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other` jurisdiction.
12. No Waiver; Cumulative Remedies. Secured Party shall not by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence or omission be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
13. Waivers and Amendments; Parties Bound; Governing Law. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Secured Party, provided that any provision of this Agreement may be waived by the Secured Party in a written instrument executed by the Secured Party. This Agreement shall be binding upon the successors and permitted assigns of the Pledgor and shall inure to the benefit of the Secured Party and its successors and assigns. This Agreement shall be governed by the laws of New York, excluding choice of law rules.
14. Notices. All notices hereunder to the Pledgor or the Secured Party to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered to the respective addresses as set forth on the signature page(s) hereto, or to such other address as any of them may give to the other in writing for such purpose.
15. Voting Rights in Respect of the Pledged Collateral. So long as no Event of Default shall occur and be continuing and the Secured Party has not exercised its rights with respect thereto, the Pledgor may exercise any and all voting rights pertaining to the Pledged Collateral or any part thereof; provided, however, that the Pledgor will not exercise any such right if such action would have an adverse effect on the value of any Pledged Collateral or would adversely affect the Secured Party’s rights to enforce this Agreement or to otherwise realize, exercise and enjoy the security interests, rights and privileges granted pursuant to this Agreement.
16. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
17. Further Assurances. The parties acknowledge their intent that, upon the occurrence and during the continuation of an Event of Default, the Secured Party shall receive, to the fullest extent permitted by all requirements of law, all rights necessary or desirable to obtain or sell the Pledged Collateral, and to exercise all remedies available to it under this Agreement, the Uniform Commercial Code as in effect in any applicable jurisdiction, or other applicable law.
18. Release. This Agreement and related instruments delivered to the Secured Party hereunder shall be released by the Secured Party upon the date on which the Obligations are paid in full. Upon such release, the Secured Party will, at the expense of the Pledgor, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the security interests created pursuant to this Agreement or the release of the Pledged Collateral, as the case may be.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RCH Holdings Five, Inc.

By:  /s/ Jeffrey A. Brodsky
Name:  Jeffrey A Brodsky
Title:  Executive Vice President and Chief Financial Officer

Address for Notices:

35 East 62nd Street
New York, New York  10065

REV Holdings LLC

By:  /s/ Jeffrey A. Brodsky
Name:  Jeffrey A Brodsky
Title:  Authorized Officer

Address for Notices:

35 East 62nd Street
New York, New York  10065